Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-211335 on Form S-8 of our report dated February 23, 2017, relating to the consolidated financial statements of Acacia Communications, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Acacia Communications Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 23, 2017